Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Preliminary Statement of Additional Information, dated August 3, 2022, and included in this Pre-Effective Amendment No. 5 to the Registration Statement (Form N-1A, File No. 333-255575) of WisdomTree Digital Trust (the “Registration Statement”).

We also consent to the use of our report dated August 3, 2022, with respect to the financial statement of Wisdom Tree Digital Trust (comprising WisdomTree Short-Term Treasury Digital Fund) as of July 13, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 3, 2022